Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

Advanced inhalation therapies (AIT) LTD.

Adopted August 31 2013

PRELIMINARY

1.	Company Name

The name of the Company is “Advanced Inhalation Therapies (AIT) Ltd.” (the “Company”).

2.	Purpose

The purpose of the Company is to engage in any lawful act or activity for which companies may be organized under the Israeli Companies Law, 1999, as shall be amended from time to time (the “Companies Law”).

3.	Interpretation; Definitions

(a)          Unless the subject or the context otherwise requires: (i) words and expressions defined in the Companies Law in force on the date when these Articles or any amendment thereto, as the case may be, first became effective shall have the same meanings herein; (ii) words and expressions importing the singular shall include the plural and vice versa; (iii) words and expressions importing the masculine gender shall include the feminine gender; and (iv) words and expressions importing persons shall include bodies corporate.

(b)          The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

(c)          The specific provisions of these Articles shall supersede the provisions of the Companies Law to the extent permitted under the Companies Law.

(d)          With respect to any matter that is not specifically addressed in these Articles, the provisions of the Companies Law shall govern.

(e)          The following capitalized terms shall have the following meaning:

“Founders”	Prof. Yossef Av-Gay and Prof. David Greenberg

"Financing Round"	Equity financing in the Company by, inter alia, non-affiliated investors, in an aggregate consideration of at least US$1,000,000

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"Lead Investor"	Rony Raved and Ari Raved

“Major Shareholder”	A shareholder holding more than 8% of the Company’s issued and outstanding share capital on a fully diluted basis, assuming the conversion into Ordinary Shares of all of all convertible securities (including outstanding Preferred Shares).

“Preferred Shareholder”	A holder of Preferred Shares.

“Preferred Shares”	means the Preferred A Shares (as defined below)

“Permitted Transferee”	means: (a) a transferee by operation of law; and (b) in the case of an individual shareholder - a spouse (or widow or widower), parent, child, brother or sister, or a wholly owned corporation (by it and its spouse, parent, child, brother or sister) of such shareholder, (c) a trust, partnership, limited liability company, custodianship or other fiduciary account for the sole benefit of such shareholder (d) the beneficiary(ies) of a trust that is a shareholder, (e) in the case of a shareholder, who is a legal entity (whether a company or other entity), any legal entity which controls, is controlled by, or is under common control with such legal entity, where “control” means the holding, directly or indirectly, of more than 50% of the equity and voting power; provided however that any Permitted Transferee has agreed in writing to assume the obligations of the transferor under all shareholders agreements involving the Company and the terms hereof and further provided, that in the event that during 12 months from the date of transfer in the shareholders register the transferee ceases to qualify as a “Permitted Transferee” of the transferor, then the transferee shall forthwith return the transferred shares to the transferor, and until doing so no rights attached to such shares shall be exercisable. .

“Closing”	The closing date of the Share Purchase Agreement.

“Share Purchase Agreement”	means that certain Series A Share Purchase Agreement dated November 5, 2012, by and among the Company, the Founders, the Lead Investor and the Additional Investor.

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4.	Private Company

The Company is a private company, and accordingly:

(a)          the number of shareholders of the Company at any time (exclusive of persons who are in the employment of the Company and of persons who having been formerly in the employment of the Company were, while in such employment, and have continued after termination of such employment to be, shareholders of the Company), shall not exceed fifty (50), but where two or more persons jointly own one or more shares in the Company, they shall, for the purposes of this Article, be treated as a single shareholder;

(b)          any offer to the public to subscribe for any shares or debentures of the Company is prohibited; and

(c)          the right to transfer shares in the Company shall be restricted as hereinafter provided.

5.	Limitation of Liability

The liability of each shareholder for the Company's obligations is limited to the unpaid sum, if any, owing to the Company in consideration for the issuance of the shares held by such shareholder.

SHARE CAPITAL

6.	Authorized Share Capital

The share capital of the Company is NIS One Million (NIS1,000,000) divided into

(a)          Ninety-Three Million Nine Hundred Fifty Four Thousand Seven Hundred and Thirty Six (93,954,736) Ordinary Shares of a nominal value of NIS 0.01 each (the “Ordinary Shares”), and

(b)          Six Million Forty Five Thousand Two Hundred and Sixty Four (6,045,264) Series A Preferred Shares, nominal value NIS 0.01 (the “Preferred A Shares”).

7.	Ordinary Shares

Subject to the rights conferred on the holders of the Preferred Shares, the Ordinary Shares of the Company confer on the holders thereof all rights attached to the Ordinary Shares in these Articles, including, without limitation, the right to one vote at, receive notices of, to attend and participate at all of the meetings of shareholders of the Company, the right to be paid its proportional part in any dividends that may be declared by the Company, the right to take part in the distribution of surplus assets upon liquidation or winding-up of the Company and certain other rights all as are specified in these Articles.

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8.	Preferred Shares

The Preferred Shares confer on the holders thereof all rights accruing to holders of Ordinary Shares in the Company and, in addition, bear the following rights (and such other rights set forth in these Articles):

(a)          Every holder of Preferred Shares shall have one vote for each Ordinary Share into which the Preferred Shares held by him of record could be converted (as provided in this Article 8), on every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot or by any other means. The holders of each class of Preferred Shares shall vote separately on all matters that by law or under these Articles are subject to a class vote.

(b)           Each Preferred Share shall be (i) convertible, without payment of additional consideration, by the holder thereof into Ordinary Shares at the option of the holder thereof, at any time after the date on which such Preferred Share was issued by the Company; and (ii) automatically converted into Ordinary Shares simultaneously with the occurrence of the first to occur of (A) the consummation of an initial bona fide underwritten public offering of the Company’s Ordinary Shares pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, or the Israeli Securities Law, 1968, or equivalent law of another jurisdiction ("IPO"), reflecting a pre-money valuation of the Company of no less than twenty million United States Dollars (US$20,000,000) and netting to the Company proceeds of no less than five million United States Dollars (US$5,000,000) (the “QIPO”); or (B) the holders of the majority of the issued and outstanding Preferred A Shares elect to convert their Preferred Shares into Ordinary Shares.

(c)          Each Preferred Share shall be convertible into such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the applicable Original Issue Price as defined in this Article 8(c) by the applicable Conversion Price (as defined in and subject to adjustment under Article 8(e) at the time of conversion of such Preferred Share).

(d)          The “Original Issue Price” of the Preferred A Shares is US$ 0.306025 per share.

(e)          Before any holder of Preferred Shares shall be entitled (in the case of voluntary conversion) to convert the same into Ordinary Shares, such holder shall surrender the certificate or certificates therefor, duly endorsed, or present an affidavit that he/it never received a share certificate or lost the share certificate, at the office of the Company, and shall give a written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the Preferred Shares to be converted, and the holder shall be treated for all purposes as the record holder of such Ordinary Shares as of such date. If the conversion is pursuant to an automatic conversion, then the conversion shall take place automatically regardless of whether the certificates representing such shares have been surrendered to the Company, but from and after such conversion any such certificates not tendered to the Company shall be deemed to evidence solely the Ordinary Shares received upon such conversion and the right to receive a certificate for such Ordinary Shares, and if such automatic conversion is in connection with a QIPO, the conversion will be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Ordinary Shares upon conversion of the Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such sale of securities. The Company shall, as soon as practicable after the conversion and surrender of the certificate for the Preferred Shares converted, issue and deliver at such office to such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid.

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(f)          The initial Conversion Price for the Preferred Shares shall be the Original Purchase Price for each such share subject to any adjustments under this Article 8(e) (the “Conversion Price”), as follows:

(i)     Until the IPO, with respect to the issuance of New Securities (as defined below):

(A)         upon each issuance (or deemed issuance, as described below) by the Company of any New Securities at a price per share less than the applicable Conversion Price of the Preferred Shares then in effect, the Conversion Price then in effect will be reduced: (1) until the earlier to occur of: (i) expiration of a 24-month period following the Closing, and (ii) consummation of a Financing Round (the "Full Ratchet Period"), to a price equal to the price per share of the New Securities issued in such dilutive issuance; and (2) following the expiration of the Full Ratchet Period, to a price equal to a fraction (i) the numerator of which is the sum of (A) the total number of Ordinary Shares outstanding prior to the issuance of such New Securities (on a fully-diluted basis after giving effect to all options to purchase Ordinary Shares and assuming the conversion into Ordinary Shares of all convertible securities) multiplied by the applicable Conversion Price, as the case may be, in effect prior to the issuance of such New Securities plus (B) the total amount of the consideration received and/or to be received by the Company for such New Securities and (ii) the denominator of which is the sum of the total number of Ordinary Shares outstanding immediately prior to the issuance of such New Securities (on a fully-diluted basis after giving effect to all options to purchase Ordinary Shares and assuming the conversion into Ordinary Shares of all convertible securities) plus the number of such New Securities issued (i.e., a “broad based weighted average” adjustment).

The formula can be expressed algebraically as follows:

where:

P =        Conversion Price of the Preferred Shares prior to the dilutive issuance.

P' =       New Conversion Price of the Preferred Shares after the dilutive issuance.

N =      Total number of Ordinary Shares (on a fully-diluted basis after giving effect to all options to purchase Ordinary Shares and assuming the conversion into Ordinary Shares of all convertible securities) outstanding immediately prior to the dilutive issuance of New Securities.

n =       Number of New Securities issued in the dilutive issuance.

C =       Total amount of consideration received by the Company for the New Securities issued in the dilutive issuance.

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(B)         No adjustments of a Conversion Price shall be made in an amount less than one cent ($0.01) per share. No adjustment of a Conversion Price shall be made if it has the effect of increasing the Conversion Price beyond the applicable Conversion Price in effect for such series of Preferred Shares immediately prior to such adjustment.

(C)         The consideration for the issuance of New Securities shall be deemed to be the amount of cash received therefor after giving effect to any discounts or commissions paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof. Insofar as the consideration consists of property other than cash, the value thereof shall be computed at the fair market value thereof at the time of such issuance, as determined in good faith by the Company’s Board of Directors.

(D)         In the case of the issuance of options to purchase or rights to subscribe for Ordinary Shares, or securities, which by their terms are convertible into or exchangeable for Ordinary Shares or options to purchase or rights to subscribe for such convertible or exchangeable securities, to the extent such securities are not excluded from the New Securities definition set forth hereunder ("Convertible Securities")= the aggregate maximum number of Ordinary Shares deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential anti dilution adjustments) of such Convertible Securities, or upon the exchange or conversion of such Convertible Security, shall be deemed to have been issued at the time of the issuance of such Convertible Securities, at a consideration equal to the consideration (determined in the manner provided in Subarticle (c)(i)(C) and (c)(i)(E)), received by this Company upon the issuance of such Convertible securities plus any additional consideration payable to the Company pursuant to the term of such Convertible Securities (without taking into account potential anti dilution adjustments) for the Ordinary Shares covered thereby; provided, however, that if any options as to which an adjustment to the Conversion Price has been made pursuant to this Article 8(f)(i)(D) expire without having been exercised, then the Conversion Price shall be readjusted as if such options had not been issued (without any effect, however, on adjustments to the Conversion Price as a result of other events described in this Article).

(E)          For the purpose of Subarticle (e)(i) hereof, (1) the consideration for any New Securities shall be taken into account at the U.S. Dollar equivalent thereof, on the day such New Securities are issued or deemed to be issued pursuant to Subarticle (e)(i)(D); and (2) the consideration per share received by the Company for New Securities deemed to have been issued pursuant to Subarticle (e)(i)(D), relating to Convertible Securities, shall be determined by dividing:

(x)          the total amount, if any, received or receivable by the Company as consideration for the issuance of such Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent anti dilution adjustment of such consideration) payable to the Company upon the exercise or conversion or exchange of such Convertible Securities, by

(y)          the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent anti dilution adjustment of such number) issuable upon the exercise or conversion or exchange of such Convertible Securities.

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(ii)         If the Company subdivides or combines its Ordinary Shares, the Conversion Price shall be proportionately reduced, in case of subdivision of shares, as at the effective date of such subdivision, or shall be proportionately increased, in the case of combination of shares, as the effective date of such combination.

(iii)        If the Company at any time pays a dividend, with respect to its Ordinary Shares only, payable in New Securities of Ordinary Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Ordinary Shares, without any comparable payment or distribution to the holders of Preferred Shares (hereinafter referred to as “Ordinary Shares Equivalents”), then the Conversion Price shall be adjusted as at the date of such payment to that price determined by multiplying the applicable Conversion Price in effect immediately prior to such payment by a fraction, the numerator of which shall be the total number of Ordinary Shares outstanding and those issuable with respect to Ordinary Shares Equivalents prior to the payment of such dividend, and the denominator of which shall be the total number of shares of Ordinary Shares outstanding and those issuable with respect to such Ordinary Shares Equivalents immediately after the payment of such dividend (plus, in the event that the Company paid cash for fractional shares, the number of additional shares which would have been outstanding had the Company issued fractional shares in connection with such dividend).

(iv)        In the event the Company declares a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Subarticle (f)(iv), then, in each such case, the holders of the Preferred Shares shall be entitled to receive such distribution, in respect of their holdings on an as-converted basis as of the record date for such distribution.

(v)         If at any time or from time to time there shall be a recapitalization of the Ordinary Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Article), provision shall be made so that the holders of the Preferred Shares shall thereafter be entitled to receive upon conversion of the Preferred Shares the number of Ordinary Shares or other securities or property of the Company or otherwise, to which a holder of Ordinary Shares deliverable upon conversion of the Preferred Shares would have been entitled immediately prior to such recapitalization. In any such case, appropriate adjustments shall be made in the application of the provisions of this Article 8(e) with respect to the rights of the holders of the Preferred Shares after the recapitalization to the end that the provisions of this Article 8(e) (including adjustments of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Shares) shall be applicable after that event as nearly equivalent as may be practicable.

(g)          The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder in this Article 8 by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 8 and in taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Shares against impairment.

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(h)          No fractional shares shall be issued upon conversion of the Preferred Shares, and the number of shares of Ordinary Shares to be issued shall be rounded to the nearest whole share.

(i)          Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article 8 , the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares a certificate setting forth each adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall furnish or cause to be furnished to such holder a table setting forth (A) such adjustment or readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Preferred Share.

(j)          In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (including a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall notify each holder of Preferred Shares, at least twenty (20) days prior to the date specified therein, of the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(k)          The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all issued and outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holders of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Share capital to such number of shares as shall be sufficient for such purposes.

(l)          The Company shall pay any and all issue and other taxes (other than income or capital gain taxes) that may be payable in respect of any issue or delivery of Ordinary Shares on conversion of Preferred Shares pursuant hereto. For clarification purposes, the Company shall not be obligated to pay any transfer taxes resulting from any transfer of securities requested by any holder in connection with any such conversion.

9.	Increase of Share Capital

Subject to Article 80, the Company may, from time to time, increase its share capital by the creation of new shares. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as the resolution approving the creation of such shares shall provide. Except to the extent otherwise provided in the resolution creating such new shares, such new shares shall be subject to all the provisions of these Articles which are applicable to the shares of the original capital.

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10.	Special Rights; Modifications of Rights

(a)        Without prejudice to any special rights previously conferred upon the holders of existing shares in the Company, and subject to Article 80, the Company may, from time to time, upon a resolution of the shareholder(s) at a General Meeting, provide for shares with such preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in the resolution pursuant to which such shares are created.

(b)        Subject to the provisions of Article 80:

(i)          If at any time the share capital is divided into different classes of shares, the rights attached to any class, unless otherwise provided by these Articles (including, without limitation, as provided below in sub article (b)(iii)), may be modified or abrogated by the Company, subject to the consent in writing of the holders of a majority of the issued shares of such class or of a resolution passed by majority at a separate General Meeting of the holders of the shares of such class.

(ii)         The provisions of these Articles relating to General Meetings shall, mutatis mutandis, apply to any separate class meeting of the holders of the shares of a particular class; provided, however, that the requisite quorum at any such separate class meeting shall be one or more shareholders present in person or proxy and holding not less than a majority of the issued shares of such class.

(iii) Notwithstanding the foregoing, to the maximum extent permitted under applicable law, and unless otherwise explicitly provided by these Articles (including Article 80), all shareholders of the Company shall vote together as a single class on any matter presented to the shareholders and all matters shall require the approval by the holders of a majority of the voting power of the Company represented at the meeting of all shareholders of all classes voting together as a single class, on as converted basis, including, without limitation, any amendment to these Articles, any issuance of securities of the Company (including, without limitation, the increase of the authorized number of shares of an existing class of shares and/or the creation of a new class of shares with equal or superior rights to any of the existing class of shares), or any transaction under Sections 341 or 350 of the Israeli Companies Law. It is hereby clarified that unless otherwise provided by these Articles including, without limitation, subject to and in addition to any other special majority requirement set forth in Article 80 below, the enlargement of an existing class of shares, or the issuance or allotment of additional shares thereof, or the creation of a new class of shares ranking pari passu with such class or of a superior class shall not be deemed, for the purpose of this Article, to modify or alter the rights attached to the previously issued shares of such class or of any other class.

11.	Consolidation, Subdivision, Cancellation and Reduction of Share Capital

(a)        The Company may, from time to time, (subject, however, to the provisions of these Articles and to applicable law):

(i)          consolidate and divide all or any of its issued or unissued share capital into shares of larger nominal value than its existing shares;

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(ii)         subdivide its shares (issued or unissued) or any of them, into shares of smaller nominal value than is fixed by these Articles (subject, however, to the provisions of the Companies Law), and the resolution whereby any share is subdivided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, as compared with the others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company has power to attach to unissued or new shares;

(iii)        cancel any shares which, at the date of the adoption of such resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled; or

(iv)        reduce its share capital in any manner, and with and subject to any incident authorized, and consent required, by law.

(b)        With respect to any consolidation of issued shares into shares of larger nominal value, and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, including, inter alia, resort to one or more of the following actions:

(i)          determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into each share of larger nominal value;

(ii)         allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

(iii)        redeem, subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

(iv)        cause the transfer of fractional shares by certain shareholders of the Company to other shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board of Directors is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this sub-Article 11(b)(iv).

SHARES

12.	Issuance of Share Certificates; Replacement of Lost Certificates

(a)          Share certificates shall bear the signature of a director serving on the Board of Directors of the Company ("Director") or of any other person or persons authorized thereto by the Board of Directors.

(b)          Each shareholder shall be entitled to one numbered certificate for all the shares of any class registered in his name, and if the Board of Directors so approves, to several certificates, each for one or more of such shares. Each certificate may specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon.

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(c)          A share certificate registered in the names of two or more persons shall be delivered to the person first named in the register of shareholders of the Company set up in compliance with Section 130 of the Companies Law ("Share Register") in respect of such co-ownership.

(d)          If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors may think fit.

13.	Registered Holder

Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in such share on the part of any other person.

14.	Allotment of Shares; Pre-emptive Rights

(a)          Subject to the provisions of Article 80, the shares of the Company shall be under the control of the Board of Directors, who shall have the power to allot shares or otherwise dispose of them to such persons, on such terms and conditions (including inter alia terms relating to calls as set forth in Article 16), and either at par or at a premium, or, subject to the provisions of the Companies Law, at a discount, and at such times, as the Board of Directors may think fit, and the power to give to any person the option to acquire from the Company any shares, either at par or at a premium, or, subject as aforesaid, at a discount, during such time and for such consideration as the Board of Directors may think fit.

(b)          Until the IPO, each Major Shareholder has a first right to purchase, on the basis of each such Major Shareholder’s pro-rata portion of all outstanding shares of the Company (assuming the conversion into Ordinary Shares of all then outstanding Preferred Shares), all (or any part) of New Securities that the Company may, from time to time, propose to sell and issue. A Major Shareholder’s pro rata share shall be the ratio of the number of shares of the Company's Ordinary Shares (assuming for purposes of this Article that all Preferred Shares have been converted into Ordinary Shares) held by such Major Shareholder as of the date of the Rights Notice (as defined in sub-article 14(b)(ii)), to the sum of the total number of Ordinary Shares as of such date (assuming the conversion into Ordinary Shares of all outstanding Preferred Shares) held by all Major Shareholders. This right of first offer shall be subject to the following provisions:

(i)          "New Securities" shall mean any Ordinary Shares or preferred shares of any kind of the Company, whether now or hereafter authorized, and rights, options, or warrants to purchase said Ordinary Shares or preferred shares, and securities of any type whatsoever that are, or may become, convertible into said Ordinary Shares or preferred shares; provided, however, that "New Securities" shall not include (a) Ordinary Shares issued or reserved for issuance upon exercise of options under an option plan approved or to be approved by the Board of Directors of the Company, granted to officers, directors, employees and consultants of the Company, ; (b) Ordinary Shares issued upon conversion of the Preferred Shares; (c) securities (or any portion of them) which the holders of a majority of the issued and outstanding Preferred Shares agree in writing will not be included within the definition of “New Securities”; (d) shares issued in connection with share splits, stock dividends and similar events on the basis of such shareholder’s pro-rata share of all outstanding shares of the Company on an as-if-converted basis; (e) securities issued upon conversion of any convertible securities (including shares, options, warrants and/or convertible loan instruments) which were issued by the Company in compliance with the provisions of this Article 14(b); (f) securities issued in accordance with the Share Purchase Agreement, including the warrants and the Preferred A Shares issuable upon exercising thereof.

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(ii)         If the Company proposes to issue New Securities, it shall give each Major Shareholder written notice (the “Rights Notice”) of its intention, describing the New Securities, the price, the general terms upon which the Company proposes to issue them, and the number of shares that the Major Shareholder has the right to purchase under this Article 14. Each Major Shareholder shall have fourteen (14) days from delivery of the Rights Notice to agree to purchase all or any part of its pro-rata share of such New Securities. Unless otherwise determined by the holders of a majority of shares held by all Major Shareholders, each Major Shareholder shall have the right within such fourteen (14) day period to purchase all or any part of the pro-rata share of any other Major Shareholder (including for this purpose any permitted transferee of the shareholder) entitled to such rights to the extent that such other Major Shareholder does not elect to purchase its full pro-rata share, in each case for the price and upon the general terms specified in the Rights Notice, by giving written notice to the Company setting forth the quantity of New Securities to be purchased ("Acceptance Notice").

(iii)        A Major Shareholder which shall not have given an Acceptance Notice within the said fourteen (14)-day period shall be conclusively deemed to have rejected the Rights Notice to him and waived its pre-emptive rights under these Articles with respect to the issuance of New Securities described under the applicable Rights Notice. A qualified or conditional acceptance of a Rights Notice (other than an acceptance which is conditional upon approval of the final form of documentation of the issuance of the New Securities) shall be conclusively deemed a rejection thereof.

(iv)        In the event that by the end of the fourteen (14) day period specified above, not all of the New Securities have been subscribed for by Major Shareholders, the Company shall have ninety (90) days after delivery of the Rights Notice to sell the unsold New Securities with respect to which the rights of the Major Shareholders were not exercised at a price and upon general terms no more favorable to the purchasers thereof than specified in the Company's Rights Notice. If the Company has not sold the New Securities within said ninety (90) day period the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Major Shareholders in the manner provided above.

15.	Payment in Installments

If by the terms of allotment of any share, the whole or any part of the price thereof shall be payable in installments, every such installment shall, when due, be paid to the Company by the then registered holder(s) of the share of the person(s) entitled thereto.

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16.	Calls on Shares

(a)          The Board of Directors may, from time to time, make such calls as it may think appropriate upon shareholders in respect of any sum unpaid in respect of shares held by such shareholders which is not, by the terms of allotment thereof or otherwise, payable at a fixed time, and each shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such time(s) may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro-rata payment on account of all shares in respect of which such call was made.

(b)          Notice of any call shall be given in writing to the shareholder(s) in question not less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the person to whom such payment shall be made; provided, however, that before the time for any such payment, the Board of Directors may, by notice in writing to such shareholder(s), revoke such call in whole or in part, extend such time, or alter such person and/or place. In the event of a call payable in installments, only one notice thereof need be given.

(c)          If, by the terms of allotment of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the Board of Directors and of which due notice had been given, and all the provisions herein contained with respect to such calls shall apply to each such amount.

(d)          The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

(e)          Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and at such time(s) as the Board of Directors may prescribe.

(f)          Upon the allotment of shares, the Board of Directors may provide for differences among the allottees of such shares as to the amount of calls and/or the times of payment thereof.

17.	Prepayment

With the approval of the Board of Directors, any shareholder may prepay to the Company any amount not yet payable in respect of such shareholder's shares, and the Board of Directors may approve the payment of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 17 shall derogate from the right of the Board of Directors to make any call before or after receipt by the Company of any such advance.

18.	Forfeiture and Surrender

(a)          If any shareholder fails to pay any amount payable in respect of a call, or interest thereon as provided for herein, on or before the day fixed for payment of the same, the Company, by resolution of the Board of Directors, may at any time thereafter, so long as the said amount or interest remains unpaid, forfeit all or any of the shares in respect of which said call had been made. Any expense incurred by the Company in attempting to collect any such amount or interest, including, inter alia, attorneys' fees and costs of suit, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of the amount payable to the Company in respect of such call.

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(b)          Upon the adoption of a resolution of forfeiture, the Board of Directors shall cause notice thereof to be given to such shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable within a period stipulated in the notice (which period shall not be less than fourteen (14) days and which may be extended by the Board of Directors), such shares shall be ipso facto forfeited, provided, however, that, prior to the expiration of such period, the Board of Directors may nullify such resolution of forfeiture, but no such nullification shall stop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

(c)          Whenever shares are forfeited as herein provided, all dividends theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

(d)           The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.

(e)          Any share forfeited or surrendered as provided herein shall become the property of the Company, and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of as the Board of Directors thinks fit.

(f)          Any shareholder whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article (e) above, and the Board of Directors, in its discretion, may enforce the payment of such moneys, or any part thereof, but shall not be under any obligation to do so. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing by the shareholder in question (but not yet due) in respect of all shares owned by such shareholder, solely or jointly with another, and in respect of any other matter or transaction whatsoever.

(g)          The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it thinks fit, but no such nullification shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 18.

19.	Lien

(a)          Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each shareholder which are not fully paid up (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for such shareholders debts, liabilities and engagements arising from any cause whatsoever in relation to such shares, solely or jointly with another, to or with the Company, whether the period for the payment, fulfillment or discharge thereof shall have actually arrived or not. Such lien shall extend to all distributions and dividends from time to time declared in respect of such shares. Unless otherwise provided, the registration by the Company of a Transfer (as defined below) of shares shall be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such Transfer.

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(b)          The Board of Directors may cause the Company to sell any shares subject to such lien when any such debt, liability or engagement has matured, in such manner as the Board of Directors may think fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such shareholder, or such shareholder's executors or administrators.

(c)          The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such shareholder (whether or not the same have matured), or any specific part of the same (as the Board of Directors of the Company may determine), and the residue (if any) shall be paid to the shareholder, such shareholder's executors, administrators or assigns.

20.	Sale after Forfeiture or Surrender or in Enforcement of Lien

Upon any sale of shares after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint some person to execute an instrument of Transfer of the shares so sold and cause the purchaser's name to be entered in the Share Register in respect of such shares, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after such purchaser's name has been entered in the Share Register in respect of such shares, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

21.	Redeemable Shares

The Board of Directors may, subject to the provisions of the Companies Law, issue redeemable shares and redeem the same.

TRANSFER OF SHARES

22.	Effectiveness and Registration

(a)          No sale, assignment, conveyance, pledge, grant of any security interest or other encumbrance, or any other disposition or transfer, including by way of gift or otherwise (“Transfer”) of shares in the Company or of an option to acquire such shares from the Company, other than to a Permitted Transferee (at such time) (as defined below), shall be effective unless the Transfer has been approved by the Board of Directors, which shall not refuse to approve such Transfer unless such Transfer (i) is to a competitor of the Company (except for such Transfer as a result of Liquidation Event or Deemed Liquidation Event, (ii) would result in the Company having more than 50 shareholders, (iii) is not made in accordance with this Article 22 and Articles 23, 24 and 25 below; or as otherwise specifically provided herein.

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(b)          No Transfer of shares, or of an option to acquire such shares from the Company, shall be registered unless a proper instrument of Transfer (in form and substance satisfactory to the Board of Directors) has been submitted to the Company, under which the transferee agrees to assume and be bound by all obligations of the transferor under any instrument and agreement between the transferor and the Company, together with the share certificate(s) (or an affidavit that no share certificate was ever received or that a share certificate was lost) and such other evidence of title as the Board of Directors may reasonably require. Until the transferee has been registered in the Share Register in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board of Directors, may, from time to time, prescribe a reasonable fee for the registration of a Transfer.

23.	Right of First Refusal

Without derogating from the provisions of Article 22, until an IPO any Transfer of shares in the Company, except with respect to sales of shares in accordance with Article 27 below and other than to a Permitted Transferee (at such time) by a shareholder, who would otherwise be entitled thereto, shall be subject to the following:

(a)          Any shareholder proposing to Transfer all or any of its shares (the “Offeror”), shall first request the Company, by written notice (which shall contain all the information necessary to enable the Company so to do, to include, without limitation, all details described below), to offer such shares (the “Offered Shares”), on the terms of the proposed Transfer, to all Major Shareholders (the “Offerees”). The Company shall comply with such request by sending the Offerees, within five (5) days from its receipt of such notice, a written notice (the “Offer”), stating therein (a) the identity of the Offeror and of the proposed purchaser (the “Buyer”); (b) the number of Offered Shares to be sold or transferred to the Buyer; and (c) the price and material terms and conditions of the proposed Transfer to the Buyer. Each Offeree shall have fourteen (14) days from the date of receipt of the Offer to agree to purchase all or any part of such Offeree’s pro-rata share, and to the extent applicable, any additional shares as may be available for over-allotment, for the price and upon the terms and conditions specified in the Offer, by giving written notice to the Company (the “Acceptance Notice”) and such Offeror stating therein the number of the maximum amount of Offered Shares to be purchased.

(b)          Following the aforesaid fourteen (14) days period (the "Acceptance Period"), if the acceptances, in the aggregate, are in respect of all of, or more than, the Offered Shares, then the accepting Offerees shall acquire the Offered Shares, on the terms aforementioned, in accordance with their respective Acceptance Notices; provided, however, that if the acceptances, in the aggregate, are in respect of more than the Offered Shares, such Offerees shall be entitled to purchase the Offered Shares in proportion to their respective holdings (which shall be the ratio of the number of shares of the Company's Ordinary Shares then held by such shareholder (on an as converted basis), as of the date of the Offer, to the sum of the total number of Ordinary Shares (on an as converted basis) held by all the Offerees as of such date), provided that no Offeree shall be obliged to acquire under the provisions of this Article 23 more than the number of Offered Shares initially accepted by such Offeree, and upon the allocation to it of the full number of shares so accepted, it shall be disregarded in any subsequent computations and allocations hereunder. Any securities remaining after the computation of such respective entitlements shall be re-allocated among the accepting Offerees (other than those to be disregarded as aforesaid), in the same manner, until one hundred per cent (100%) of the Offered Shares have been allocated as aforesaid.

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(c)          In the event that the Offeree(s) fail to purchase all of the Offered Shares within the Acceptance Period, such Offeror shall have ninety (90) days after the expiration of the Acceptance Period to sell, subject to the provisions of Article 24 below, all of the Offered Shares proposed to be transferred to the Buyer at the price and upon terms and conditions no more favorable to the Buyer than specified in the Offer to the Offerees pursuant to this Article 23. In the event that such Offeror has not sold all of the Offered Shares to the Buyer within ninety (90) days after the expiration of the Acceptance Period, or wishes to Transfer any such shares at a price per share which is lower from that set forth in the Offer, or upon terms more favorable to the Buyer from those previously offered to the Offerees, then such Offeror shall not thereafter sell any shares without first offering such shares to the Offerees in the manner provided above.

(d)          Any Offeree which chooses to exercise the right of first refusal set forth in Article 23 may designate as purchasers under such right itself or any of its Permitted Transferees; provided, however, that such Permitted Transferee has executed a written assignment to be bound by the terms of this Article 23.

24.	Founder No-Sale

(a)          Prior to the earlier of (a) an IPO, (b) twenty four (24) months from the Closing (the "No-sale Period"), the Founders shall not Transfer any of their shares in the Company, except in connection with a sale of all or substantially all of the shares of the Company, provided that prior to an IPO and subject to the provisions of Article 23 above and this Article 24 below, each Founder shall be entitled to transfer up to fifteen percent (15%) in the aggregate of his holdings in the Company

(b)          The foregoing Founder No-Sale under this Article 24 not apply to any Transfer by a Founder to a Permitted Transferee.

25.	Permitted Transfers

Anything in Articles 23 and 24 to the contrary notwithstanding, any of the shareholders may freely transfer its shares to such shareholder’s Permitted Transferee, it being clarified that such a transfer shall not be brought before the Board of Directors for its decision pursuant to Article 22 and shall not be subject to the shareholders rights specified in Article 23 and 24 hereof.

26.	Suspension of Registration

The Board of Directors may suspend the registration of transfers during the fourteen (14) days immediately preceding the Annual General Meeting.

BRING-ALONG

27.	Bring-Along

(a)          Prior to the IPO and notwithstanding anything herein to the contrary, but subject to Article 80, in the event shareholders holding more than eighty percent (80%) of the Ordinary Shares of the Company (calculated on an as-converted basis), (the “Proposing Shareholders”), shall have approved and accepted in writing an offer (in a transaction or series of related transactions with any person or persons) regarding a sale of all Company shares held by such Proposing Shareholders and such sale is conditioned upon the sale of all remaining shares of the Company to such third party, or a sale of all or substantially all of the Company’s assets (the “Transaction”) then all other shareholders shall be required to sell their shares in such transaction, and shall abide by the following:

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(i)          at every meeting of the shareholders of the Company called with respect to the Transaction, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following, the other shareholders (such other shareholders, collectively, the “Remaining Holders”) shall vote all shares of the Company that such Remaining Holders then hold or for which such Remaining Holders otherwise then have voting power (collectively, for the purposes of this Article, the “Shares”): (A) in favor of approval of the Transaction and any matter that could reasonably be expected to facilitate the Transaction, and (B) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Transaction) between the Company and any person or entity other than the party or parties to the Transaction or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to the Transaction or which could result in any of the conditions to the Company's obligations under such agreement(s) not being fulfilled;

(ii)         if the Transaction is structured as (A) a merger or consolidation, each Remaining Holder shall waive any dissenting minority or similar rights in connection with such merger or consolidation, or (B) a sale of shares, each Remaining Holder shall agree to sell all of the Shares and rights to acquire shares of the Company held by such Remaining Holder on the terms and conditions approved by the Proposing Holders; and

(iii)        each Remaining Holder shall take all necessary actions in connection with the consummation of the Transaction as requested by the Company or the Proposing Holders and shall, if requested by the Proposing Holders or the Company, execute and deliver any agreements prepared in connection with such Transaction which agreements are executed by the Proposing Holders.

(iv)        the proceeds from the Transaction shall be distributed in accordance with Article 78.

(b)       In the event that a shareholder fails to surrender its Share Certificate in connection with the consummation of a Transaction such certificate shall be deemed cancelled and the Company shall be authorized to issue a new certificate in the name of the person who is the purchaser in the Transaction and the Board of Director shall be authorized to empower a Director to sign any document or take any such action on behalf of such shareholder as well as to establish an escrow account, for the benefit of the shareholder, into which the consideration for such cancelled shares shall be deposited and to appoint a trustee to administer such account. Each shareholder hereby recognizes and accepts that the powers granted to the Company and/or the Board of Directors as set forth above are granted in order to ensure and protect the rights of the other shareholders and that therefore they are irrevocable.

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(b)          The aforesaid eighty percent (80%) shareholding requirement is hereby determined also for the purposes of Sections 341 of the Companies Law, and the procedure set forth in Section 341 of the Companies Law regarding the method by which shareholders who do not sign all related documentation shall be forced to sell their securities shall apply, provided, however, that nothing in this Article 27 shall in any way derogate from the provisions of Article 80 below.

TRANSMISSION OF SHARES

28.	Decedents’ Shares

(a)          In case of a share registered in the names of two or more holders, the Company may recognize the survivor(s) as the sole owner(s) thereof unless and until the provisions of Article 28(b) have been effectively invoked.

(b)          Any person becoming entitled to a share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession (or such other evidence as the Board of Directors may reasonably deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title), shall be registered as a shareholder in respect of such share, or may, subject to the regulations as to transfer herein contained, transfer such share.

29.	Receivers and Liquidators

(a)          The Company may recognize the receiver or liquidator of any corporate shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy or in connection with the reorganization of, or similar proceeding with respect to any shareholder or its properties, as being entitled to the shares registered in the name of such shareholder.

(b)          The receiver or liquidator of a corporate shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy or in connection with the reorganization of any shareholder, upon producing such evidence as the Board of Directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title, shall with the consent of the Board of Directors (which the Board of Directors may grant or refuse in its absolute discretion), be registered as a shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

GENERAL MEETINGS

30.	Annual General Meeting

An Annual General Meeting shall be held once in every calendar year at such time (within a period of not more than fifteen (15) months after the last preceding Annual General Meeting) and at such place either within or without the State of Israel as may be determined by the Board of Directors.

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31.	Extraordinary General Meetings

(a)          All General Meetings other than Annual General Meetings shall be called “Extraordinary General Meetings”. (Annual General Meetings and Extraordinary General Meetings shall be collectively referred to herein as “General Meetings”)

(b)          The Board of Directors may, whenever it thinks fit, convene a General Meeting at such time and place, within or without the State of Israel, as may be determined by the Board of Directors, and shall be obligated to do so upon requisition in writing in accordance with Sections 63 or 64 of the Companies Law.

32.	Notice of General Meetings; Omission to Give Notice

(a)          Upon the receipt of a written request under any of the circumstances noted above, the Chairman of the Board of Directors (the “Chairman”), and in the absence of a Chairman, any Director receiving such written request, shall convene a General Meeting.

(b)          Not less than seven (7) days' prior notice shall be given of every General Meeting (including any Extraordinary General Meetings and the Annual General Meetings). Each such notice shall specify the place and the day and hour of the meeting and the general nature of each item to be acted upon thereat and arrangements for voting by proxy if the matters on the agenda for the meeting include matters in respect of which shareholders may vote by proxy under any law or in accordance with these Articles. Notice shall be given to all shareholders who would be entitled to attend and vote at such meeting, if it were held on the date when such notice is issued. Anything herein to the contrary notwithstanding, with the consent of all shareholders entitled to vote thereon, a resolution may be proposed and passed at such meeting although a lesser notice than hereinabove prescribed has been given.

(c)          The accidental omission to give notice of a meeting to any shareholder, or the non-receipt of notice sent to such shareholder, shall not invalidate the proceedings at such meeting.

PROCEEDINGS AT GENERAL MEETINGS

33.	Quorum

(a)          Two or more shareholders (not in default in payment of any sum referred to in Article 18(a)), present in person or by proxy and holding shares conferring in the aggregate a majority of the voting power of the Company, shall constitute a quorum at General Meetings. No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the requisite quorum is present when the meeting proceeds to business. General Meetings may be held telephonically or by any other means of communication, provided that each shareholder participating in such meeting can hear all of the other shareholders participating in such meeting and participation in a meeting pursuant to this Article shall constitute presence in person at such meeting.

(b)           At an adjourned General Meeting the only business to be considered shall be those matters which might have been lawfully considered at the General Meeting originally called if a requisite quorum had been present, and the only resolutions to be adopted are such types of resolutions which could have been adopted at the General Meeting originally called, provided that no resolution shall be resolved or adopted unless it was resolved in accordance with the provisions of this Article 33.

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34.	Chairman

The Chairman, if any, of the Board of Directors shall preside as Chairman at every General Meeting of the Company. If there is no such Chairman, or if at any meeting such Chairman is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unwilling to act as Chairman, the shareholders present shall choose someone of their number to be Chairman. The office of Chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairman to vote as a shareholder or proxy of a shareholder if, in fact, he or she is also a shareholder or such proxy).

35.	Adoption of Resolutions at General Meetings

Subject to the provisions of Article 80 and Companies Law:

(a)          A Resolution shall be deemed adopted if approved by the holders of a majority of the voting power represented at the meeting in person or by proxy and voting thereon.

(b)          Every question submitted to a General Meeting shall be decided by a show of hands, but if a written ballot is demanded by any shareholder present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot. A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot. The demand for a written ballot may be withdrawn at any time before the same is conducted, in which event another shareholder may then demand such written ballot. The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot has been demanded.

(c)          A declaration by the Chairman of the meeting that a resolution has been carried unanimously, or carried by a particular majority, or lost, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

36.	Resolutions in Writing

A resolution in writing signed by all shareholders of the Company then entitled to attend and vote at General Meetings or to which all such shareholders have given their written consent (by e-mail, facsimile, letter or otherwise) shall be deemed to have been unanimously adopted by a General Meeting duly convened and held.

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37.	Power to Adjourn

The Chairman of a General Meeting at which a quorum is present may, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

38.	Voting Power

Subject to the provisions of Article 8 and subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, every shareholder shall have one vote for each share held by such shareholder of record, on every resolution, without regard to whether the vote hereon is conducted by a show of hands, by written ballot or by any other means.

39.	Voting Rights

(a)          No shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls and other sums then payable by such shareholder in respect of such shareholder's shares in the Company have been paid.

(b)          A company or other corporate body being a shareholder of the Company may authorize any person to be its representative at any meeting of the Company. Any person so authorized shall be entitled to exercise on behalf of such shareholder all the power that the latter could have exercised if it were an individual shareholder. Upon the request of chairman of the meeting, written evidence of such authorization (in form acceptable to the chairman) shall be delivered to the chairman.

(c)          Any shareholder entitled to vote may vote either personally, or by writing or by proxy (who need not be a shareholder of the Company), or, if the shareholder is a company or other corporate body, by a representative authorized pursuant to Article 39(b).

(d)          If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s); and for this purpose seniority shall be determined by the order in which the names stand in the Share Register.

PROXIES

40.	Instrument of Appointment

(a)          The instrument appointing a proxy shall be in writing (including facsimile) and in any usual or common form or in such other form as may be approved by the Board of Directors, including a form which provides for a continuing proxy until the occurrence of such date or event as is specified in the proxy. It shall be duly signed by the appointor or his duly authorized attorney or, if such appointor is a company or other corporate body, under its common seal or stamp or the hand of its duly authorized agent(s) or attorney(s).

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(b)          The instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be delivered to the Company (at its Registered Office, or at its principal place of business or at the offices of its registrar and/or transfer agent or at such place as the Board of Directors may specify) before the time fixed for the meeting at which the person named in the instrument proposes to vote, or presented to the Chairman at such meeting.

41.	Effect of Death of Appointer or Revocation of Appointment

A vote cast pursuant to an instrument appointing a proxy shall be valid notwithstanding the previous death, incapacity or bankruptcy, or if a company or other legal entity, liquidation or winding-up of the appointing shareholder (or of his attorney-in-fact, if any, who signed such instrument), or the revocation of the appointment or the transfer of the share in respect of which the vote is cast, provided no written intimation of such death, incapacity or bankruptcy, liquidation, winding-up revocation or transfer shall have been received by the Company or by the chairman of the meeting before such vote is cast and provided, further, that the appointing shareholder may revoke the appointment by means of a written notice to the Chairman.

BOARD OF DIRECTORS

42.	Powers of Board of Directors

The Board of Directors shall determine the Company's policies, oversee the activities of the Chief Executive Officer, and take such other actions as are described in Section 92 of the Companies Law. The authority conferred on the Board of Directors by this Article 42 shall be subject to the provisions of the Companies Law, of these Articles and any regulation or resolution consistent with these Articles adopted from time to time by the Company in General Meeting, provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.

43.	Exercise of Powers of Directors

(a)          A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretions vested in or exercisable by the Board of Directors.

(b)          Subject to the provisions of Article 80, a resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present when such resolution is put to a vote, when such directors are entitled to vote and actually vote thereon (without counting abstentions). Each Director shall have one vote at meetings of the Board of Directors.

(c)          Pursuant to Section 103 of the Companies Law, the Board of Directors shall be authorized to approve resolutions without convening a meeting; provided, however, that each Director then entitled to attend and vote at a meeting of the Board of Directors has given consent (including via fax or e-mail) to approve resolutions without convening a meeting. The Chairman shall prepare a written protocol of such a resolution and shall note each Director’s vote and the fact that the Directors consented to approve such a resolution without convening a meeting of the Board of Directors.

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(d)          Without derogating from Article 43(c) above, a resolution in writing signed (including via fax or e-mail) by all of the Directors then in office and lawfully entitled to vote thereon (as conclusively determined by the Chairman of the Board of Directors) shall be deemed to have been unanimously adopted by a meeting of the Board of Directors duly convened and held.

44.	Delegation of Powers

(a)          Subject to Section 112 of the Companies Law, the Board of Directors may delegate any or all of its powers to committees, as shall be determined by the Board of Directors and it may from time to time revoke such delegation or alter the composition of any such committee. Any Committee so formed (in these Articles referred to as a “Committee of the Board of Directors”), shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors. The meetings and proceedings of any such Committee of the Board of Directors shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board of Directors, so far as not superseded by any regulations adopted by the Board of Directors under this Article. Unless otherwise expressly provided by the Board of Directors in delegating powers to a Committee of the Board of Directors, such Committee shall not be empowered to further delegate such powers.

(b)          Without derogating from the provisions of Article 59, the Board of Directors may, subject to the provisions of the Companies Law, from time to time appoint a Secretary to the Company, as well as officers, agents, employees and independent contractors, as the Board of Directors may think appropriate, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the terms and conditions of employment, of all such persons, and may require security in such cases and in such amounts as it thinks appropriate.

(c)          The Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purpose(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it thinks fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors may think fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

45.	Number of Directors

The Board of Directors of the Company shall consist of up to six (6) Directors.

46.	Election, Appointment and Removal of Directors

(a)          Each shareholder holding 15% of the Company's issued and outstanding share capital (on an as converted basis) shall be entitled to appoint one (1) member to the Board of Directors.

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(b)          Notwithstanding the aforesaid, the Lead Investor shall be entitled to appoint one (1) member to the Board of Directors, as long as it holds ten percent (10%) of the issued and outstanding share capital of the Company (on a fully diluted basis).

(c)          Any Director(s) may only be removed from office (by written notice) by the shareholder(s) that designated such Director, and any vacancy, however created, in the Board of Directors may only be filled (by written notice) by the shareholder that designated the previous incumbent of such vacancy.

47.	Reserved

48.	Chairman of the Board of Directors

The Chairman of the Board of Directors shall be appointed by the vote of a majority of the members of the Board of Directors. The Chairman of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixes for the meeting, or if the appointed Chairman is unwilling to take the chair, the Directors present shall choose one of their number to be the chairman of such meeting. In the event of a deadlock with respect to any vote by the Board of Directors, the Chairman shall not have an additional (or second) vote for the purposes of resolving the deadlock.

49.	Qualification of Directors

No person shall be disqualified to serve as a Director by reason of his not holding shares in the Company or by reason of his having served as a Director in the past.

50.	Continuing Directors in the Event of Vacancies

In the event of one or more vacancies in the Board of Directors, the continuing Directors may continue to act in every matter (without derogating from the requirement for special consent of the Directors appointed by the Preferred Shareholders, if required under these Articles); provided, however, that if such continuing Directors do not constitute a quorum, they shall take the necessary actions to solicit the appointment of Directors necessary to constitute such quorum.

51.	Vacation of Office

(a)          The office of a Director shall be vacated by the Director's written resignation. Such resignation shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

(b)          The office of a Director shall be vacated, ipso facto, upon the occurrence of any of the following: (i) the relevant condition pertaining to the election and designation of such Director as specified in Articles 46 no longer applies, (ii) such Director's death, (iii) such Director is convicted of an offense as described in Section 232 of the Companies Law, (iv) such Director is removed by a court of law in accordance with Section 233 of the Companies Law, (v) such Director becomes legally incompetent, (vi) if such Director an individual, such Director is declared bankrupt, or (vii) if such Director is a corporate entity, upon its winding-up liquidation, whether voluntary or involuntary, or (viii) upon a written notice to the Company of the termination of his appointment by the persons or entities that appointed him as set forth in Article 46 above.

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52.	Remuneration of Directors

No Director shall be paid any remuneration by the Company for such Director's services as a member of the Board of Directors, unless such remuneration has been approved pursuant to the provisions of the Companies Law.

53.	Conflict of Interests

Subject to the provisions of the Companies Law and Articles 80 and 81 hereof, the Company may enter into any contract or otherwise transact any business with any Director in which contract or business such Director has a personal interest, directly or indirectly; and may enter into any contract or otherwise transact any business with any third party in which contract or business a Director has a personal interest, directly or indirectly.

54.	Alternate Directors

(a)          A Director may, by written notice to the Company, appoint an alternate for himself (in these Articles referred to as "Alternate Director"), remove such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever. Unless the appointing Director, by the instrument appointing an Alternate Director or by written notice to the Company, limits such appointment to a specified period of time or restricts it to a specified meeting or action of the Board of Directors, or otherwise restricts its scope, the appointment shall be for an indefinite period, and for all purposes.

(b)          Any notice given to the Company pursuant to Article 54(a) shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

(c)          An Alternate Director shall have all the rights and obligations of the Director who appointed him, provided, however, that he may not in turn appoint an alternate for himself (unless the instrument appointing him otherwise expressly provides), and provided further that an Alternate Director shall have no standing at any meeting of the Board of Directors or any committee thereof while the Director who appointed him is present.

(d)          Any natural person may act as an Alternate Director.

(e)          An Alternate Director shall alone be responsible for his own acts and defaults.

(f)          The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set forth in Article 51, and such office shall ipso facto be vacated if the Director who appointed such Alternate Director ceases to be a Director.

PROCEEDINGS OF THE BOARD OF DIRECTORS

55.	Meetings

(a)          Unless decided otherwise by the Board of Directors, with the affirmative consent of at least one of the directors appointed by the holders of Preferred Shares, the Board of Directors shall convene at least 4 times per calendar year, of which at least once per calendar quarter shall be a face to face meeting. In addition, the Board of Directors shall convene promptly at the request of any director appointed by the Preferred Shareholders.

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(b)          The Board of Directors may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the Directors think fit. Meetings of the Board of Directors may be held telephonically or by any other means of communication provided that each Director participating in such meeting can hear all of the other Directors participating in such meeting.

(c)          The Chairman of the Board of Directors, and in the absence of a Chairman, any Director, may, convene a meeting of the Board of Directors, but not less than two (2) days' written notice shall be given of any meeting, unless such notice is waived in writing by all of the Directors as to a particular meeting.

(d)          Upon the receipt of a written request under any of the following circumstances, the Chairman of the Board of Directors shall, and in the absence of a Chairman, any Director receiving such written request shall, convene a meeting of the Board of Directors, but not less than two (2) days' written notice shall be given of any meeting, unless such notice is waived in writing by all of the Directors as to a particular meeting:

(i)          upon the receipt of a written request from any of the Directors;

(ii)         upon the receipt of any written request from the Chief Executive Officer of the Company requesting an action of the Board of Directors; or

(iii)        upon the receipt of a written request from the Accountant Controller of the Company regarding material flaws in the oversight of the Company's internal accounting methods.

56.	Quorum

(a)          Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence, in person or represented by an Alternate Director, of a majority of the Directors then in office who are lawfully entitled to participate in the meeting (as conclusively determined by Chairman of the Board of Directors), but shall not be less than two Directors, of which one (1) shall be appointed by the holders of Preferred Shares.

(b)          If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to such time, date and place as the Chairman may determine, provided that not less than two (2) days' written notice shall have been provided to each of the Directors of such meeting. No business shall be transacted at any adjourned meeting except business that might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, any two (2) members of the Board of Directors present in person or represented by an Alternate Director shall constitute a quorum.

57.	Validity of Acts Despite Defects

Subject to the provisions of the Companies Law, all acts done bona fide at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

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MINUTES

58.	Minutes

(a)          Minutes of each General Meeting and of each meeting of the Board of Directors (or any committee thereof) shall be recorded and duly entered in books provided for that purpose. Such minutes shall, in all events, set forth the names of the persons present at the meeting and all resolutions adopted thereat.

(b)          Any minutes as aforesaid, if purporting to be signed by the chairman of the meeting or by the chairman of the next succeeding meeting, shall constitute prima facie evidence of the matters recorded therein.

Chief Executive officer

59.	Chief Executive Officer

(a)          The Board of Directors may from time to time appoint one or more persons, whether or not Directors, as Chief Executive Officers(s) of the Company and may confer upon such person(s), and from time to time modify or revoke, such title(s) (including General Manager, Managing Director, Director General or any similar or dissimilar title). The appointment of the Chief Executive Officer(s) may be either for a fixed term or without any limitation of time. The Board of Directors may from time to time remove or dismiss the Chief Executive Officer(s) from office and appoint another or others in the Chief Executive Officer(s)'s place.

(b)          The Chief Executive Officer(s) shall manage the business of the Company, subject to the policies established by the Board of Directors, such limitations and restrictions as are set forth in these Articles or as the Board of Directors may from time to time prescribe, and the provisions of the Companies Law.

(c)          The Board of Directors may from time to time determine the Chief Executive Officer’s salary and other terms and conditions of the Chief Executive Officer's employment, subject to the provisions of the Companies Law.

(d)          Subject to the provisions of the Companies Law, the Chief Executive Officer of the Company may appoint additional Officer Holders (as such term is defined in the Companies Law) of the Company (other than Directors and Chief Executive Officers), and determine the duties and powers of such Office Holders, and the terms and conditions of such Office Holders' employment. The Chief Executive Officer shall notify the Board of Directors of each such appointment at the first meeting of the Board of Directors following such appointment.

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INDEMNIFICATION AND INSURANCE

60.	Exemption From Duty Of Care

Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may resolve in advance to exempt an "Office Holder" (as such term is defined in the Companies Law) from all or part of such Officer Holder's responsibility or liability for damages caused to the Company due to any breach of such Office Holder's duty of care towards the Company, to the maximum extent permitted by law, before or after the occurrence giving rise to such liability.

61.	Indemnification

(a)          Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may indemnify any Office Holder to the fullest extent permitted by the Companies Law.

(b)          Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may resolve retroactively to indemnify an Office Holder with respect to the following liabilities and expenses, provided that such liabilities or expenses were incurred by such Officer Holder in such Officer Holder's capacity as an Officer Holder of the Company:

(i)          monetary liability imposed on an Office Holder, or incurred by the Office Holder, in favor of another person pursuant to a judgment, including a judgment imposed on such Office Holder in a compromise or in an arbitration decision that was approved by a court of law; and

(ii)         reasonable legal expenses, including attorney's fees, which the Office Holder incurred due to an investigation or a proceeding instituted against the Office Holder by an authority competent to administrate such an investigation or proceeding, and that was “finalized without the filing of an indictment” (as defined in Section 260(a)(1A) of the Companies Law, 1999) and “without any financial obligation imposed in lieu of criminal proceedings” (as defined in Section 260(a)(1A) of the Companies Law), or that was finalized without the filing of an indictment against the Office Holder but with financial obligation imposed on the Office Holder in lieu of criminal proceedings of an offense that does not require proof of criminal intent or in connection with a financial sanction.

(iii)        reasonable legal expenses, including attorney's fees, which the Office Holder incurred or with which the Officer Holder was charged by a court of law, in a proceeding brought against the Officer Holder, by the Company or by another on behalf of the Company, or in a criminal prosecution in which the Officer Holder was acquitted, or in a criminal prosecution in which the Office Holder was convicted of an offense that does not require proof of criminal intent.

(iv)        a payment which the Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1(a) of the Securities Law, 5728-1968 (the “Securities Law”), and expenses that the Office Holder incurred in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees; and

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(v)         any other circumstances in which indemnity of an Office Holder is allowed in accordance with any applicable law.

(c)          Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may undertake to indemnify (A) in advance, the Company's Officer Holders (i) for those liabilities and expenses described in Sub-Article 61(b)(i), provided that the undertaking is limited to events that in the opinion of the Board of Directors are foreseeable in view of the Company’s activity at the time of the undertaking and limited in an amount or standard which the Board of Directors determines is reasonable under the circumstances, and (ii) for those liabilities and expenses described in Sub-Articles (ii) or (iii); and (B) retroactively.

62.	Insurance

(a)          Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may enter into an agreement to insure an Office Holder for any liability that may be imposed on such Office Holder in connection with an act performed by such Officer Holder in such Office Holder's capacity as an Officer Holder of the Company, with respect to each of the following:

(i)          violation of the duty of care of the Office Holder towards the Company or towards another person;

(ii)         breach of the fiduciary duty towards the Company, provided that the Office Holder acted in good faith and with reasonable grounds to assume that the action in question was in the best interests of the Company;

(iii)        a financial obligation imposed on the Office Holder for the benefit of another person; and

(iv)        any other circumstances in which insurance of an Office Holder is allowed in accordance with any applicable law.

(b)          Articles 60, 61 and 62(a) shall not apply under any of the following circumstances:

(i)          a breach of an Office Holder's fiduciary duty, in which the Officer Holder did not act in good faith and with reasonable grounds to assume that the action in question was in the best interest of the Company;

(ii)         a grossly negligent or intentional violation of an Office Holder's duty of care;

(iii)        an intentional action by an Office Holder in which such Officer Holder intended to reap a personal gain illegally; and

(iv)        a fine, civil fine, monetary sanction or ransom levied on an Office Holder.

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(c)          The Company may procure insurance for or indemnify any person who is not an Office Holder, including without limitation, any employee, agent, consultant or contractor, provided, however, that any such insurance or indemnification is in accordance with the provisions of these Articles and the Companies Law.

RIGHTS OF SIGNATURE and RUBBER STAMP

63.	Rights of Signature and Rubber Stamp

The Board of Directors shall be entitled to authorize any person or persons (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature of such person(s) on behalf of the Company, together with the Company's rubber stamp or the Company's name in print or handwriting, shall bind the Company insofar as such person(s) acted and signed within the scope of such person's authority.

DIVIDENDS

64.	Declaration of Dividends

Subject to Articles 65, 80 and the provisions of the Companies Law, the Board of Directors may from time to time declare, and cause the Company to pay to the shareholders, according to their rights and benefits under these Articles, such dividend as may appear to the Board of Directors to be appropriate considering the profits of the Company.

65.	Dividend Preference

(a)          When, as, and if a dividend is declared and distributed in accordance with Article 64, the holders of the Preferred Shares shall be entitled to receive, prior to any distribution of dividends to the holders of Ordinary Shares, a dividend, up to the cumulative aggregate amount, with respect to all dividends distributed, of the Preferred A Preference Amount, as defined in Article 78(a)(i), for each Preferred Share.

(b)          After the dividend preferences of the Preferred Shares have been paid in full, the Preferred Shares will participate pro-rata with the Ordinary Shares in the receipt of any additional dividends on an as-converted basis.

66.	Payment in Specie

Upon the recommendation of the Board of Directors approved in accordance with Article 80 below, a dividend may be paid, wholly or partly, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or debenture stock of the Company or of any other companies, or in any one or more of such ways.

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67.	Implementation of Powers under Article 64

For the purpose of giving full effect to any resolution under Article 64, the Board of Directors may settle any difficulty which may arise in regard to the distribution as it thinks expedient, and, in particular, may issue fractional certificates, and may determine the value for distribution of any specific assets, and may determine that cash payments shall be made to any shareholders upon the footing of the value so fixed, or that fractions of less value than the nominal value of one share may be disregarded in order to adjust the rights of all parties, and may vest any such cash, shares, debentures, debenture stock or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Board of Directors.

68.	Deductions from Dividends

The Board of Directors may deduct from any dividend or other moneys payable to any shareholder in respect of a share any and all sums of money then payable by such shareholder to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter of transaction whatsoever.

69.	Retention of Dividends

(a)          The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

(b)          The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under Articles 28 and 29, entitled to become a shareholder, or which any person is, under said Articles, entitled to transfer, until such person shall become a shareholder in respect of such share or shall transfer the same.

70.	Unclaimed Dividends

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment by the Board of Directors of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of three (3) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company; provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company. The Company shall not be liable to pay interest or linkage for unclaimed dividend.

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71.	Mechanics of Payment

Any dividend or other moneys payable in cash in respect of a share may be paid by check sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such persons or to his bank account), or to such person and at such address as the person entitled thereto may direct in writing. Every such check shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check shall be sent at the risk of the person entitled to the money represented thereby.

72.	Receipt from a Joint Holder

If two or more persons are registered as joint holders of any share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable in respect of such share.

ACCOUNTS

73.	Books of Account

The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law and of any other applicable law. Such books of account shall be kept at the Registered Office of the Company, or at such other place or places as the Board of Directors may think appropriate, and they shall always be open to inspection by all Directors. Unless specifically specified otherwise herein, no shareholder, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as conferred by law or authorized by the Board of Directors or by a Resolution of the Company.

74.	Fiscal Year

The Company's fiscal year shall commence on January 1st and end on the following December 31st.

75.	Audit

(a)          As soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, the Company shall prepare annual audited financial statements, as at the end of such fiscal year, including a consolidated balance sheet of the Company, as at the end of such fiscal year, and a consolidated statement of income and a consolidated statement of cash flows of the Company, for such year, all prepared in accordance with Israeli generally accepted accounting principles consistently applied (the “Annual Financial Statements”). The Annual Financial Statements shall be audited for correctness by the Company's auditor and shall be approved and signed by the Board of Directors.

76.	Auditors

(a)          The shareholders of the Company shall appoint an Auditor(s) of the Company at the Annual General Meeting. Such appointment shall be in force until the end of the fiscal year for which the appointment is made, or for a longer period if so resolved at the Annual General Meeting, but in no event for a period of more than three fiscal years. The shareholders of the Company may remove the Auditor(s) at any time.

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(b)          The appointment and/or removal, authorities, rights and duties of the Auditor(s) of the Company shall be regulated by applicable law.

(c)          The Board of Directors shall determine the remuneration of the Auditor(s) and report to the shareholders on such remuneration at the Annual General Meeting.

NOTICES

77.	Notices

(a)          Any written notice or other document may be served by the Company upon any shareholder either personally or by sending it by prepaid registered mail (airmail if sent to a place outside Israel) addressed to such shareholder at such shareholder's address as described in the Share Register or such other address as such shareholder may have designated in writing for the receipt of notices and other documents. Such documents may also sent via fax to fax numbers designated by the shareholder. Any written notice or other document may be served by any shareholder upon the Company at the principal office of the Company or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its Registered Address. Any such notice or other document shall be deemed to have been served two (2) business days after it has been posted (five (5) business days if sent to a place not located on the same continent as the place from where it was posted), or when actually received by the addressee if sooner than two (2) days or five (5) days, as the case may be, after it has been posted, or when actually tendered in person, to such shareholder (or to the Secretary or the Chief Executive Officer); provided, however, that notice may be sent by e-mail, facsimile or other electronic means and confirmed by registered mail as aforesaid, and such notice shall be deemed to have been given twenty-four (24) hours after such e-mail, facsimile or other electronic communication has been sent or when actually received by such shareholder (or by the Company), whichever is earlier. If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some respect, to comply with the provisions of this Article 77(a).

(b)          All notices to be given to the shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Share Register, and any notice so given shall be sufficient notice to the holders of such share.

(c)          Any shareholder whose address is not described in the Share Register, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

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Liquidation

78.	Liquidation

(a)          In the event of (i) a liquidation, dissolution or winding up of the Company (the “Liquidation Event”), or (ii) a Deemed Liquidation Event of the Company (as defined below) the following shall apply:

(i)          Preferred A Preference Amount. Each of the holders of Preferred A Shares then outstanding shall be entitled to be paid out of the assets available for distribution to the shareholders, whether capital, surplus, earnings, securities or assets of any kind (the “Liquidation Assets”), prior and in preference to any distribution, declaration or setting apart for payment of any amount made in respect of any other shareholder an amount per share equal to one (1) time the Original Issue Price plus 8% per annum, plus any accrued but unpaid dividends thereon, but minus any dividends previously declared and paid for such share (“Preferred A Preference Amount”). If upon the occurrence of a Liquidation Event or Deemed Liquidation Event, the assets and funds thus distributed among the holders of the Preferred A Shares shall be insufficient to permit the payment to such holders of the full Preferred A Preference Amount, then all the Liquidation Assets shall be distributed ratably among the holders of the Preferred A Shares in proportion to the full preferential amounts such holders are entitled to receive.

(b)          Remaining Assets. Following the completion of the distribution required by sub-Article 78(a)(i), if the Liquidation Assets exceed the aggregate amount payable to the holders of the Preferred A Shares pursuant to Article 78(a)(i) hereof (a “Surplus”) the Surplus, shall be distributed pro-rata among the holders of Ordinary Shares and Preferred Shares on a pro rata as converted basis in proportion to the number of Ordinary Shares, on an as converted basis, held by the respective holders thereof ;

(c)          Notwithstanding anything to the contrary contained in this Article 78, in the event of distribution of the Liquidation Assets in accordance with this Article 78, the total amount distributed to the holders of Preferred A Shares, shall not exceed the greater of: (a) (i) if the Liquidation Event or Deemed Liquidation Event shall occur during a period of three (3) years following the Closing, a total liquidation amount per share equal to three (3) times the Original Issue Price, plus any declared but unpaid dividends or (ii) if a Liquidation Event shall occur following a period of three (3) years following the Closing, a total liquidation amount per share equal to four (4) times the Original Issue Price, plus any declared but unpaid dividends (the “Preferred Cap Amount”), and (b) the amount such holder would receive if all shares of Preferred A Shares had been converted to Ordinary Shares immediately prior to such Liquidation Event or Deemed Liquidation.

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79.	Deemed Liquidation

In addition to any liquidation, dissolution, or winding up of the Company under applicable law, the Company shall be deemed to be wound up, unless otherwise agreed in writing by at least a majority of the issued and outstanding Preferred Shares: (a) in the event of a consolidation, merger or reorganization (other than a recapitalization event) of the Company with or into, or a sale of all or substantially all of the Company's assets (including by way of pledge or grant of exclusive license), or all or substantially all of the Company's issued and outstanding share capital, or a transfer or grant of an exclusive license to all or substantially all of the Company’s intellectual property which has the same effect or economic impact as the disposition or sale of all or substantially all of the assets of the Company, to, any other company, or any other entity or person, other than a wholly-owned subsidiary of the Company, excluding a transaction in which shareholders of the Company prior to the transaction will maintain voting control of the resulting entity after the transaction (provided, however, that shares of the surviving entity held by shareholders of this Company acquired by means other than the exchange or conversion of the shares of this Company shall not be used in determining if the stockholders of this Company own more than fifty percent (50%) of the voting power of the surviving entity (or its parent), but shall be used for determining the total outstanding voting power of the surviving entity); (b) in the event that pursuant to a transaction or series of transactions a person or entity acquires fifty percent (50%) or more of the issued and outstanding shares of the Company or the right to appoint or elect at least fifty percent (50%) or more of the members of the Board of Directors, other than in connection with an equity financing transaction or related transactions, unless such transaction or transactions were consummated by the purchaser or investor thereunder for the purpose of the acquisition of the control of the Company (where “control” means the holding, directly or indirectly, of more than 50% of the equity and voting power) (each a “Deemed Liquidation Event”).

MAJOR DECISIONS

80.                    Until the earlier of (i) an IPO, or (ii) a Deemed Liquidation Event, any action or resolution regarding any of the following issues shall, in addition to any action by the Board of Directors or the General Meeting of the Company pursuant to their authority under the Companies Law or these Articles, require the prior written consent of the Lead Investor or a Director appointed by the Lead Investor, as applicable, as long as they represent no less than ten percent (10%) of the issued and outstanding share capital of the Company on a fully diluted basis:

(a)          Amend the Company's organizational documents or shareholders agreements in manner which may affect the rights of the Preferred Shares (including the creation of a new class of shares with superior rights to the Preferred A Shares and the amendment of Article 83 of these Articles ('Information Rights');

(b)          Consummate any Liquidation Event or Deemed Liquidation Event, in the event such Liquidation Event or Deemed Liquidation Event is at a valuation less than US$20,000,000.

(c)          Creating any mortgage, pledge or other security interest on all or substantially all of the Company’s assets.

(d)          Selling, pledging or granting an exclusive license to any intellectual property of the Company.

(e)          Approve an IPO of the Company, except for QIPO.

(f)          Enter into any interested party transaction as such term is defined in the Israeli Companies Law, 1999.

(g)          Make a material change in the business of the Company.

(h)          Declaration and payment of any dividends or other distributions.

81.                  The Company shall ensure that the provisions of Article 80 shall apply to actions taken by any of the Company’s subsidiaries. The signature rights in the Company and in any of the Company’s subsidiaries will be subject to approval of the Company’s Board of Directors, including the consent of at least one of the directors appointed by the holders of Preferred Shares pursuant to sub-Article 46(a).

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AGGREGATION OF SHARES

82.                  All shares of the Company held or acquired by any person or entity shall be aggregated together with shares of the Company held by such respective person or entity's Permitted Transferees for the purpose of determining the availability of any rights under these Articles.

INFORMATION RIGHTS

83.                  The Company shall deliver to each Major Shareholder:

(a)          As soon as practicable, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company as of the end of such year, and statements of income and statements of cash flow of the Company for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, United States dollar-denominated, prepared in accordance with GAAP, audited by a reputable accounting firm, and accompanied by an opinion of such firm which opinion shall state that such balance sheet and statements of income and cash flow have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year, and present fairly and accurately the financial position of the Company as of their date, and that the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards.

(b)          As soon as practicable, but in any event within ninety (90) days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited consolidated balance sheet of the Company as of the end of each such period and unaudited consolidated statements of (i) income and (ii) cash flow of the Company for such period and, in the case of the first, second and third quarterly periods, for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, all in reasonable detail, United States dollar-denominated and unless otherwise determined by the Board of Directors of the Company, certified, by the Chief Financial Officer (or if none, by the Chief Executive Officer) of the Company, that such financial statements were prepared in accordance with GAAP applied on a basis consistent with that of preceding periods and except as otherwise stated therein, fairly present the financial position of the Company as of their date subject to (x) there being no footnotes contained therein and (y) changes resulting from year-end audit adjustments, and, unless otherwise determined by the Board of Directors of the Company, reviewed by a reputable accounting firm.

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(c)           As soon as practicable, but in any event at least ten (10) days prior to the end of each calendar year, an annual operating plan and budget for the Company, as approved by the Board of Directors.

(d)          Upon request of a Major Shareholder, a capitalization table representing all shares and convertible securities (on a fully diluted basis) of the Company.

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